Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Inspira Technologies Oxy B.H.N. Ltd.

2 Ha-Tidhar St.

Rananna 4366504, Israel

We hereby consent to the incorporation by reference in this Prospectus constituting a part of this Registration Statement on Form F-1 of Inspira Technologies Oxy B.H.N. Ltd (the “Company”) of our report dated March 19, 2024, relating to the financial statements of the Company appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft
Certified Public Accountants (Isr.) BDO Member Firm

Tel Aviv, Israel

May 09, 2024